Exhibit 99.1
Western Refining, Inc. Announces Appointment of New Board Members
EL PASO, TEXAS, February 21, 2006 — Western Refining, Inc. (NYSE: WNR) (the “Company”) today announced the appointment of L. Fredrick Francis and Ralph A. Schmidt to the Company’s Board of Directors. Mr. Francis serves as an independent member of the Board and will serve on the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.
Mr. Francis has been elected as a Class III director, whose term will expire at the annual meeting of stockholders in 2008. Mr. Francis currently serves as Vice Chairman of Bank of the West, an El Paso-based bank, as well as Chairman and Chief Executive Officer of Prime Capital Management and Francis Properties, firms primarily engaged in family investments. Mr. Francis is the current Chairman of the Board of Regents of Texas Tech University and also serves on the boards of numerous civic and charitable organizations.
Mr. Schmidt has been elected as a Class II director, whose term will expire at the annual meeting of stockholders in 2007. Mr. Schmidt currently serves as the Company’s Chief Operating Officer and has been with the Company since July 2001. He has over 36 years of oil industry experience serving in various refinery management positions. Before joining the Company, Mr. Schmidt served as Vice President and Refinery General Manager for Clark Refining and Marketing from 1993 to 1998, where he was responsible for all aspects of Clark’s Port Arthur business unit. From September 1998 to 2001, Mr. Schmidt was a consultant for Stancil & Company, where he served as managing director for a European refinery on a contract basis. Mr. Schmidt also serves on the boards of numerous charitable organizations.
Western Refining, Inc., headquartered in El Paso, Texas, is an independent crude oil refiner and marketer of refined products, operating primarily in the Southwest region of the United States, including Arizona, New Mexico and West Texas. The Company owns and operates a crude oil refinery in El Paso, Texas. Over 90% of the products produced at the Company’s refinery are light transportation fuels, including gasoline, diesel and jet fuel.
Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect the Company’s current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, the Company’s business and operations involve numerous risks and uncertainties, many of which are beyond the Company’s control, which could result in the Company’s expectations not being realized or otherwise materially affect the Company’s financial condition, results of operations and cash flows. Additional information regarding these and other risks are contained in the Company’s filings with the Securities and Exchange Commission.
Contact:
Western Refining, Inc.
Scott Weaver
915-775-3300